Exhibit 10.33

                               Amendment No. 1 to
          International Daywork Exploration Drilling Services Contract


THIS AMENDMENT NO. 1 dated the 21st day of October, 1998, is made between Challenger Oil Services, PLC, a company organized under the lays of England and formally registered to conduct business under the laws of the Republic of
Kazakstan (hereinafter called "Contractor"), and Karakudukmunay JSC, a joint-stock company organized under the laws of the Republic of Kazakstan, with an office located at District 3, Building 82, Aktau, Kazakstan (hereinafter called "Operator").

WHEREAS, Operator and contractor entered into that certain International Daywork Exploration Drilling Services contract - Land dated April 7, 1998, (hereinafter called the "Contract") providing for the furnishing by Contractor for drilling operations in the Republic of Kazakstan of a Cabot 900 drilling rig named Challenger No. 23; and

WHEREAS, at Operator's request Contractor has agreed to make certain changes in the Drilling Contract and Operator and Contractor with to amend the Contract to reflect these changes;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements set forth below, Operator and Contractor agree as follows:

1. References in the Contract to the "Drilling Unit" shall no longer mean the Cabot 900 rig named Challenger No. 23, but shall instead refer to the Kremco 900 rig, also to be called Challenger No. 23.

2. Art. 606 of the Contract is hereby amended to change the words "Port of Houston" to read instead "Railway Station in Wola Baranowska, Poland". Ant. 606 is further amended to add the following sentence to the end of the present Art. 606:

                  "From and after the date and time that the Drilling Unit is ready to depart the railway Station at Wola Baranowska, Poland, and both Parties agree in writing, the Operator shall pay the Contractor the sum of $4,000 per day up to the date and time the Drilling Unit actually departs the Railway Station at Wola Baranowska, Poland."


3. Art. 709 and Appendix A of the Contract are amended to change the Moving Rate to a lump sum amount of $30,112 per move within the Karakuduk field. Any delays beyond 48 hours, which are due to circumstances outside the control of the Contractor shall be charged to the Operator on a daily basis at the Stand-By Rate With Crew.

4. Contractor's dayrates are based on a cost build up for personnel assuming the use of some North American expatriates by Contractor. It is agreed that if Contractor uses non-North American personnel at any time in any position in which Contractor had originally planned to use North American personnel, and if Contractor thereby realizes a cost reduction, then one half of such cost reduction shall be credited to Operator against dayrates payable by Operator under the drilling Contract.

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5.   It is hereby  agreed  that  Appendix B attached  to the  Contract  shall be replaced for all purposed by the Appendix B, which is attached to this Amendment.

6.   Art. 710 of the Contract is hereby amended to read as follows:

     "710 Standby Rate without Crews

     The Standby Rate without Crews shall be the rate so stated in Appendix A. If thirty (30) days shall elapse after the Drilling Unit has arrived at Kazakstan without Operator having given the two weeks notice provided for in Art. 101 (a) hereof, then beginning on the thirty-first (31st) day and continuing until the Drilling Rig has arrived at Operator's first drilling location and is ready to commence the rigging up, Operator shall pay to Contractor the Standby Rate without Crews."

7. The Contractor, with the written approval of the Operator, has the right under the Contract, to import into or acquire within the Republic of Kazakstan, any and all additional machinery, spare parts, and other equipment required to properly fulfill the Contractor's obligations to the Operator under the Contract, as amended. Operator shall be responsible for obtaining permits and licenses and clearing customs for such items in the country in which the Operating Area is located, as well as all related charges such as customs duties, excise duties, sales taxes, value added taxes, clearing agent's fees, port clearances, pilotage, other similar fees, handling charges and port duties.

8. Challanger Oil Services, PLC, in executing the terms of the Contract, will be acting as a subcontractor to Karakudukmunay, JSC (KKM), in accordance with Clause 9.2 (Customs) of KKM's "Agreements for Exploration,
     Development, and Production of Oil in Karakuduk Oil Field in Mangistau Oblast of the Republic of Kazakstan Between the Government of the Republic of Kazakstan and Karakuduk Munai, Joint Stock Company."

9. At the end of the Contract term, the Operator shall have the option to purchase the Challenger No. 23 rig at a price mutually agreed upon, in writing, by both the Contractor and the Operator. Notwithstanding any other provision included in the Contract, the purchase price of the Challenger No. 23 rig shall not be subject to or determined by any form of arbitration proceedings, but must be agreed upon solely by the Contractor and Operator in writing.

     IN WITNESS WHEREOF THE PARTIES HAVE EXECUTED THIS AMENDMENT NO. 1 ON THE DAY AND YEAR FIRST ABOVE WRITTEN.

Karakudukmunay, Inc.

By: /s/  N.D. Klinchev                          By: /s/ Jay McGee
    ------------------------------                  ----------------------------
Title: General Director                         Title: General Director

On behalf of CONTRACTOR
Challenger Oil Services, PLC

By:  /s/ Y.S. Tatanaki
----------------------------------
Title: General Manager